As filed with the Securities and Exchange Commission on May 6, 1997
                            Registration No. 33-36934


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                           --------------------------
                            THE QUIGLEY CORPORATION
                            -----------------------
             (Exact Name of Registrant as Specified in Its Charter)

            Nevada                                    23-2577138
   (State or other jurisdiction of                (I.R.S. Employer
    incorporation or organization)                Identification No.)

    The Landmark Building
    Doylestown, PA                                      18901
(Address of principal executive offices)              (Zip Code)

                        -------------------------------
                               Stock Option Plan
              for Consultants, Advisors and Non-Employee Directors
                            (Full Title of the Plan)


                                  Guy Quigley
                     President and Chief Executive Officer
                            The Quigley Corporation
                                 P.O. Box 1349
                              Doylestown, PA 18901
                    (Name and Address of agent for service)

                                 (215) 345-0919
         (Telephone number, including area code, of agent for service)
                        -------------------------------
                                With a copy to:
                              William Reilly, Esq.
                                  396 Broadway
                            New York, New York 10013
                                 (212) 219-9866
                        -------------------------------
                 Approximate date of proposed sales pursuant to
            the plan: From time to time after the effective date of
                          this registration statement.
                        -------------------------------
                        CALCULATION OF REGISTRATION FEE

  Title of            Amount          Proposed     Proposed         Amount of
  Securities to       to be           maximum      maximum        registration
  be registered     registered        offering     aggregate          fee
                                      price        offering
                                      per share    price
----------------- --------------   -------------- ------------  ---------------
Common Stock par     500,000          $8.75(2)     $4,375,000      $1,325.76
value, $.0005 per    (1) shares
share


(1) There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the operation of the anti-dilution provisions of the Company's Stock Option Plan for Consultants, Advisors and Non-Employee Directors.

(2) The offering price is calculated solely for purposes of determining the registration fee for this offering under Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the closing bid and ask price of the Company's Common Stock on April 24, 1997 as reported on the Nasdaq OTC Bulletin Board.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference by The Quigley Corporation (the "Company") and made a part hereof:

     (a) The Company's Registration Statement Form 10-KSB filed with the Commission on September 30, 1996 and amended on Form 10-KSB/A filed with the Commission on April 4, 1997;

     (b) The Company's Quarterly Report on Form 10-QSB for the Quarter ended December 31, 1996;

     (c)  The Company's Current Report on Form 8-K dated February 4, 1997; and

     (d) The description of the Common Stock in the Company's Registration Statement on Form 8-A filed on October 25, 1996.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interest of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Officers and Directors

     The Company's By-laws authorize indemnification of directors and officers as follows:

              ARTICLE V - INDEMNIFICATION OF OFFICERS, DIRECTORS,
                              EMPLOYEES AND AGENTS

     Section 1. The corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 2. No officer, director or stockholder may become surety on behalf of the corporation for any of its obligations under any circumstances whatsoever.

     See Item 9(e) below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

     Section 78.751 of the Nevada General Corporation Law provides as follows:

          1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense.

          4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a) By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in other capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

          4     - Stock Option Plan for  Consultants,  Advisors and Non-Employee
                 Directors.

          5     - Opinion of Olshan Grundman Frome & Rosenzweig LLP

          23(a) - Consent of Nachum Blumenfrucht.

          23(b) - Consent of Olshan Grundman Frome & Rosenzweig LLP included in his opinion filed herewith as Exhibit 5.

          24    - Powers of Attorney (included on page 11).


Item 9. Undertakings

          The undersigned registrant hereby undertakes:

               a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                    (i) to include any prospectus  requires by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) to  reflect  in the  prospectus  any  facts or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) to include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               e) Insofar as indemnification  for liabilities arising under the
          Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, State of Pennsylvania, on this 6th day of May, 1997.

                            THE QUIGLEY CORPORATION

                            /s/ Guy Quigley
                            ----------------
                            Guy Quigley, Chief Executive Officer and President


                       POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of The Quigley Corporation hereby constitutes and appoints Guy Quigley and Charles A. Phillips and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable said corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Signature                      Title                          Date

/s/ Guy J. Quigley          Chairman of the Board,              May 6, 1997
-----------------------
Guy J. Quigley              President, Chief Executive
                            Officer and Director

/s/ George J. Longo         Vice President, Chief Financial     May 6, 1997
-----------------------     Officer and Director (Principal
George J. Longo             Financial and Accounting Officer)

/s/ Eric H. Kaytes          Vice President, Secretary,          May 6, 1997
-----------------------     Treasurer, and Director
Eric H. Kaytes

/s/ Charles A. Phillips     Vice President, Chief Operating     May 6, 1997
-----------------------     Officer and Director
Charles A. Phillips

/s/ Dr. Robert L. Pollack   Director                            May 6, 1997
-------------------------
Dr. Robert L. Pollack

                                                                 Exhibit 4
                            THE QUIGLEY CORPORATION

                               STOCK OPTION PLAN
                                      FOR
                CONSULTANTS, ADVISORS AND NON-EMPLOYEE DIRECTORS

     The securities issued pursuant to this Plan have not been registered pursuant to the Securities Act of 1933, as amended. The securities may be offered or sold only pursuant to (i) a Registration Statement pursuant to such Act, including a Registration Statement on Form S-8, or (ii) an opinion of counsel, satisfactory to the Company, that an exemption from registration pursuant to such Act is available.

     1. PURPOSE. The purpose of this Plan is to secure long term relationships for The Quigley Corporation, and thereby afford its stockholders the benefits arising from capital stock ownership by the Company's Consultants, Advisors, and Non-Employee Directors, who can help in the company's growth and success and to provide an effective means of compensation for such persons and entities providing services to the Company in lieu of cash payments therefor.

     2. ADMINISTRATION. The Plan shall be administered by a "Compensation Committee" which shall consist of not less than two members appointed by the Board of Directors, but who need not be members of such Board, and all of whom shall be disinterested persons. The term "disinterested person" shall mean a person who, at the time he or she exercises discretion in administering the Plan, has not at any time one year prior thereto has been issued shares of Common Stock pursuant to exercise of Options granted under the Plan. The Board of Directors may from time to time and in its sole discretion remove members from or add members to the Committee. Vacancies, however caused, shall be filled by the Board of Directors. The Committee may act at a meeting, including telephonically, in which a majority are present, or by written consent of a majority of the Committee. The Committee shall have the authority to construe and interpret the Plan, to define the terms used herein, and to review, deliberate and act upon the written recommendations of the Chief Executive Officer of the Company with respect to shares of Common Stock proposed to be issued pursuant to the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive upon all participants in the Plan and on their legal representatives and beneficiaries. The initial Compensation Committee shall consist of Mr. Guy Quigley and Mr. Charles Phillips, Directors of the Company.

     3. ELIGIBILITY AND PARTICIPATION. Consultants, Advisors and Non-Employee Directors, to the Company, or any of its subsidiary corporations, shall be eligible for participation in the Plan. Each person or entity acquiring shares of Common Stock pursuant to exercise of Options granted under the Plan shall be acquiring such shares for investment purposes only, in lieu of cash compensation for services rendered to the Company, and at such exercise price(s) as shall be determined by the Compensation Committee at time of grant. Such shares issuable upon exercise of any Option shall be issued only upon opinion of counsel that an exemption from registration pursuant to the Securities Act of 1933, as amended, is available for such issuance. The Company may, but is not required to, register such shares for public sale pursuant to the Act, including but not limited to a Registration on Form S-8.

     4. SHARES SUBJECT TO PLAN. Subject to modification by the Board of Directors in accordance with the By-Laws of the Company, the stock to be issued pursuant to Options granted pursuant to this Plan shall be limited to 15,000,000 shares of Common Stock ($.0001 par value), which number of shares have been reserved for issuance in accordance with the terms of this Plan by prior action of the Board.

     5. ADJUSTMENTS. If the outstanding shares of the Common Stock of the Company are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities of the Company, through reorganization, recapitalization, reclassification, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares authorized to be issued pursuant to this Plan.

     6. ASSIGNMENT OR TRANSFER OF OPTIONS. Options granted pursuant to the Plan may not be transferred by the Option grantee without the express written consent of the Compensation Committee, except that an Option grantee shall not be required to obtain such consent for transfer or sale of such Option to any member of the Option grantee's immediate family, including a transfer by operation of law, or a transfer or sale to a corporation or partnership of which the Option grantee holds at least a 25% interest at the time of such transfer or sale.

     7. AMENDMENT AND TERMINATION OF PLAN. The Board of Directors of the Company may at any time, by appropriate action, suspend or terminate the Plan, or amend the terms and conditions of the Plan.

     8. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as directors of the Company, the members of the Committee shall be indemnified by the Company to the full extent permitted by the Business Corporation Law of the State of Nevada, and to indemnify and hold harmless each member with respect to any action, claim, suit or proceeding to which such indemnification applies, including the costs and expenses of defense.

     9. APPLICABLE LAW. The terms and conditions of this Plan, and all proceedings related thereto, shall be interpreted and construed in accordance with the Laws of the Commonwealth of Pennsylvania. Sole jurisdiction and venue for any action or proceeding arising in connection with the Plan shall reside with the appropriate court of the Commonwealth of Pennsylvania held in and for the County of Bucks.

     10. EFFECTIVE DATE. The Plan shall become effective as of the 15th day of November, 1994, and shall expire of the 14th day of November, 1999, unless further extended by appropriate action of the Board of Directors.

                                   Exhibit 5

                                  May 2, 1997






Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

     Re:  The Quigley Corporation-
          Registration Statement on Form S-8
          ----------------------------------

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange
Commission by The Quigley Corporation, a Nevada corporation (the "Company"). The Registration Statement relates to an aggregate of 500,000 shares (the "Shares") of common stock, par value $.001 per share of the Company (the "Common Stock"). The Shares will be issued and sold by the Company in accordance with the Company's Stock Option Plan for Consultants, Advisors and Non-Employee Directors (the "Plan").

     We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and stockholders of the Company, the Plan and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.


     Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan, will be duly and validly issued, fully paid and non-assessable.

     We are members of the bar of the State of New York. Accordingly, this opinion is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. Insofar as the opinion expressed above relates to matters that are governed by the laws of the State of Nevada, our investigation of the applicable law has been limited exclusively upon our review of what we believe to be the relevant provisions of the General Corporation Law of the State of Nevada.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                         Very truly yours,


                                         OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP

                                 EXHIBIT 23(a)


                    Consent of Independent Public Accountant
                    ----------------------------------------


The Board of Directors
The Quigley Corporation

     I consent to the use in the S-8 filing of The Quigley Corporation relating to my report dated December 12, 1996, accompanying the financial statements of The Quigley Corporation contained in such Registration Statement and to the use of my name, and the statements, with respect to me, under the heading "Experts" in the Prospectus.


/s/ Nathum Blumenfrucht
-----------------------
Nachum Blumenfrucht
Certified Public Accountant
May 6, 1997